Exhibit 10.iii.u.

Form of Amendment

dated

May 11, 2011

to

The Mosaic Company

2004 Omnibus Stock and Incentive Plan

(c) Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in its sole discretion and in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase price or exercise price with respect to any Award, and (iv) the limitations contained in Section 4(d) of the Plan; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number. Upon the Merger Effective Time as defined in that certain Merger and Distribution Agreement, dated as of January 18, 2011 (as the same may be amended from time to time, the “Merger Agreement”), by and among the Company, Cargill, Incorporated, GNS II (U.S.) Corp. (“GNS II”), GNS Merger Sub LLC and, for the limited purposes set forth therein, the Margaret A. Cargill Foundation, Acorn Trust, Lilac Trust and Anne Ray Charitable Trust, (i) the number of Shares that thereafter may be made the subject of Awards (and the limitations contained in Section 4(d) of the Plan) shall be converted automatically into the number of shares of M Holdings Common Stock (as defined in the Merger Agreement) into which each outstanding Share is so converted, (ii) each outstanding Award shall be converted automatically into an Award for or to purchase, for each Share subject to such Award, the number of shares of M Holdings Common Stock into which each outstanding Share is so converted, at a purchase price for such number of shares of M Holdings Common Stock equal to the exercise price per Share subject to such Award, and (iii) GNS II shall assume all rights and obligations under the Plan and shall be the “Company” for all purposes of the Plan. Notwithstanding the above, in the event (i) of any recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company or any other similar corporate transaction or event or (ii) the Company shall enter into a written agreement to undergo such a transaction or event, the Committee may, in its sole discretion, cancel any or all outstanding Awards and pay to the holders of any such Awards that are otherwise vested, in cash, the value of such Awards based upon the price per share of capital stock received or to be received by other stockholders of the Company in such event.